Exhibit (k)(3)

DISTRIBUTION ASSISTANCE AGREEMENT

This Distribution Assistance Agreement, dated as of January   , 2011, is entered into by and among, GSO / Blackstone Debt Funds Management LLC (“GSO”), a Delaware limited liability company, Blackstone / GSO Long-Short Credit Income Fund (the “Fund”), a Delaware statutory trust, and ALPS Distributors, Inc., a corporation organized under the laws of the state of Colorado (“ALPS”).

In consideration of ALPS’ provision of distribution assistance services to the Fund in connection with the offering of common shares of beneficial interest (inclusive of any exercise of the overallotment) of the Fund pursuant to the Fund’s prospectus expected to be dated January          , 2011 (the “Offering”), which services include assistance with coordinating the road show and designing and coordinating the printing of marketing materials, GSO will cause the Fund to pay ALPS up to 0.10% of the total public offering price (inclusive of any exercise of the overallotment) amount of the Offering.

First, the Fund will pay up to 0.10% of the amount of the Offering, provided that, the Fund has not otherwise paid expenses relating to the Offering (exclusive of the sales load, but inclusive of the reimbursement of underwriter expenses) (the “Fee”) up to the reimbursement cap of $0.04 per common share of the Fund.    The Fund shall also pay ALPS for its reasonable and documented out of pocket expenses related to the road show, in addition to the Fee.  To the extent such out of pocket expenses exceed the reimbursement cap of $0.04 per common share, the out of pocket expenses exceeding the reimbursement cap shall be paid by the Adviser.

If the amount described in the above paragraph paid by the Fund to ALPS is less than 0.10% of the Offering, GSO shall pay ALPS such difference in amount between the amount paid to ALPS by the Fund and 0.10% of the Offering.

The Fund, GSO and ALPS acknowledge and agree that the compensation set forth above shall be the only compensation ALPS will receive from the Fund for its distribution assistance in connection with the Offering.

ALPS acknowledges and agrees it has the full power and authority to enter into this Agreement; the execution and delivery of, and the performance by ALPS of its obligations under this Agreement have been duly and validly authorized; and this Agreement has been duly executed and delivered by ALPS and constitutes a valid and legally binding agreement of the ALPS, enforceable against the Fund in accordance with their terms, except as rights to indemnity and contribution may be limited by federal or state securities laws and subject to the qualification that the enforceability of the Fund’s obligations hereunder and there under may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws relating to or affecting creditors’ rights generally and by general equitable principles.

ALPS acknowledges and agrees that all actions taken by it pursuant to this Agreement are in compliance with all applicable law.

ALPS shall use its best judgment and efforts in rendering the services described in this Agreement.  ALPS shall not be liable to the Fund for any action or inaction of ALPS relating to any event whatsoever in the absence of bad faith, reckless disregard, negligence or willful misfeasance in the performance of ALPS’ duties or obligations under this Agreement.  Further, ALPS shall not be liable to the Fund for any action taken or failure to act in good faith reliance upon: (i) the advice and opinion of Fund counsel; and (ii) any certified copy of any resolution of the Board of Trustees of the Fund; and ALPS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter or transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which ALPS reasonably believes in good faith to be genuine.

The Fund agrees to indemnify and hold harmless ALPS, its employees, agents, directors, officers and managers and any person who controls ALPS within the meaning of section 15 of the Securities Act or Section 20 of the Exchange Act (“ALPS Indemnitees”), against and from any and all claims, demands, actions, suites, judgments, administrative proceedings or investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to ALPS’ actions taken or failure to act with respect to the Fund in connection with the performance of any duties or obligations under this Agreement (a “ALPS Claim”); provided, however, that nothing contained herein shall entitle an ALPS Indemnitee to indemnification with respect to any ALPS Claim arising from ALPS’ own bad faith, reckless disregard, negligence or willful malfeasance, or breach of this Agreement.

ALPS agrees to indemnify and hold harmless the Fund, its employees, agents, directors, officers and managers, against and from any and all claims, demands, actions, suits, judgments, administrative proceedings and investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to any breach of this Agreement by ALPS.

In the event the Offering does not proceed, ALPS will not receive any fees other than accountable expenses actually incurred; however, for the avoidance of doubt, accountable expenses actually incurred may be payable to ALPS pursuant to this Agreement.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Blackstone / GSO Long-Short Credit Income Fund

Name:
Title:

ALPS Distributors, Inc.

Name:
Title:

GSO / Blackstone Debt Funds Management LLC

Name:
Title:

[Signature Page for Distribution Assistance Agreement]